Exhibit 99.1

Uranium Resources, Inc. Enters Into Definitive Agreement to Acquire New Mexico Properties Estimated to Hold 35 Million pounds of Uranium

  Moves Company toward goal of 200 to 300 million pounds of uranium
  Brings total uranium holdings to 136 million pounds and approximately
  300,000 acres of mineral rights
  20 million pounds included under Company’s Nuclear Regulatory Commission license

LEWISVILLE, Texas--(BUSINESS WIRE)--July 17, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today announced it has entered into a definitive agreement to purchase from NZ Uranium, LLC (NZU) 113,000 acres of mineral rights in the Crownpoint area of New Mexico. Closing of the transaction is subject to receipt of a title report and satisfaction of standard closing conditions. It is expected to occur by mid August.

The properties include Section 24 at Crownpoint, in which URI already owns a 40% fee interest. According to URI’s existing reserve studies, the acquisition of the remaining interest in Section 24 will add 6 million pounds of uranium mineralized material to URI’s current holdings. The properties also include Sections 19 and 29 at Crownpoint that had been leased previously by URI from NZU. URI engineering studies and publicly available National Instrument (NI) 43-101 reports of other parties assign approximately 14 million pounds of uranium mineralized material to those two properties. These combined 20 million pounds are included under the Company’s Nuclear Regulatory Commission (NRC) Crownpoint license.

URI will also acquire Hosta Butte, southeast of Crownpoint, which URI had evaluated as an in situ recovery (ISR) project for NZU in the past. Publicly available NI 43-101 reports of other parties assign approximately 15 million pounds of uranium mineralized material to that property. URI plans to commission a third-party engineering study to update the estimates.

URI will pay $1 million in cash and issue four million shares of common stock along with a 7.5% royalty on future production from these properties to NZU in consideration of the purchase. For three years following closing, NZU will be restricted from selling more than 333,333 shares during any calendar quarter. With this acquisition, URI will increase its current New Mexico holdings to approximately 300,000 acres of mineral rights and more than 136 million pounds of in-place mineralized uranium material. The estimated in ground uranium mineralized material purchase price is approximately $0.15 per pound when using a stock price of $1.10.

Dave Clark, President and CEO of URI, noted “We believe this acquisition marks an important next step in building our uranium assets from 100 million pounds to our goal of approximately 200 to 300 million pounds. These are properties with which we are very familiar and that fit well into our plans to develop low cost ISR production under our Crownpoint NRC operating license, the only such license in the state. Although these properties are considered to be Indian country, we will continue our efforts to demonstrate the safety of uranium mining for the Navajo Nation and citizens of New Mexico.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings, 101.4 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis.

URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski / James M. Culligan
Phone: 716-843-3908/716-843-3874
dpawlowski@keiadvisors.com / jculligan@keiadvisors.com
or
Company:
David N. Clark, 972-219-3330
President and CEO
or
Company Media:
April Wade, 505-440-9441
awade@uraniumresources.com